UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2014 (June 5, 2014)

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 5, 2014, barnesandnoble.com llc (“NOOK Media”), a wholly owned subsidiary of NOOK Media LLC and a subsidiary of Barnes & Noble, Inc., announced that it has entered into an assignment of lease (the “Assignment”) with Google Inc. (“Google”) providing for the assignment of NOOK Media’s leased office space in Palo Alto, California (the “Hillview Campus”) to Google.  Concurrently, NOOK Media entered into a sublease of two buildings on the Hillview Campus from Google (the “Sublease”).

NOOK Media and Barnes & Noble, Inc. as guarantor, will be released from all liability going forward from the date of Assignment for the Hillview Campus, except with respect to any breaches or defaults of the initial lease that occurred prior to the date of Assignment, and any liabilities as a subtenant under the Sublease.

This action will result in a reduction of annual occupancy expenses of approximately $10 million, reducing NOOK Media’s future lease commitments by approximately $102 million. The asset impairment charges resulting from this relocation are approximately $30 million, which are expected to be recorded in the fourth quarter of fiscal 2014.  The Company also expects to incur cash closing costs and to adjust lease accounting items in the first quarter of fiscal 2015 to reflect the impact of these relocations.

NOOK Media anticipates leasing and moving into new office space in June 2014 and to terminate the Sublease in mid-July 2014.

A copy of Barnes & Noble Inc.’s press release announcing the Assignment is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits

(d)           The following exhibit is filed as a part of this Report.

Exhibit No.	Description
99.1	Press Release of Barnes & Noble, Inc., dated June 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: June 5, 2014	By:	/s/ Bradley A. Feuer
Name: Bradley A. Feuer
Title: Vice President, General Counsel and Corporate Secretary

Barnes & Noble, Inc.

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Barnes & Noble, Inc., dated June 5, 2014